Exhibit 10.1

TO:	Vanessa L. Washington

FROM:	Nelson C. Rising

DATE:	June 5, 2005

SUBJECT:	Amendment No. 2 to Amended and Restated Memorandum of Understanding Regarding Employment

This Amendment No. 2 sets forth additional terms of your employment and amends your Amended and Restated Memorandum of Understanding dated March 26, 2004 (“Memorandum”) with Catellus Commercial Development Corporation (“CCDC” or the “Company”), a subsidiary of Catellus Limited Operating Partnership (the “Operating Partnership”) and an indirect subsidiary of Catellus Development Corporation (“Catellus”).

WHEREAS, the Board of Directors of Catellus is considering a transaction that would, if consummated constitute a “change of control” of Catellus, as such term is defined in Sections 280G and 4999 of the Internal Revenue Code; and

WHEREAS, the Board of Directors of Catellus has determined that it is reasonable and in its best interests of Catellus to provide you protection in the event that you incur an excise tax under Section 4999 of the Internal Revenue Code (relating to “excess parachute payments”) with respect to any payments you may become entitled to receive from the Company in connection with a change of control.

NOW, THEREFORE, in consideration of the mutual agreements set forth below, Operating Partnership, Catellus, CCDC and you agree that the Memorandum is amended as follows:

1. Change of Control Payments. The Section 10.3 is amended by deleting the last paragraph contained therein, to add “; and” at the end of clause (c) and to add a new clause (d) to read as follows:

“(d) you shall receive the benefits of the Tax Protection Policy attached hereto as Appendix B, which is hereby incorporated by reference.”

2. A new Appendix B shall be added to the Memorandum, as set forth in Exhibit A to this Amendment No. 2.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of the day and year first above written.

CATELLUS COMMERCIAL DEVELOPMENT CORPORATION				CATELLUS OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Catellus Operating Limited Partnership, a Delaware limited partnership, its sole stockholder			By:	Catellus Development Corporation, a Delaware corporation, its general partner

	By:	Catellus Development Corporation, a Delaware corporation, its general partner			By:	/s/ Nelson C. Rising
Nelson C. Rising Chairman of the Board and Chief Executive Officer
		By:	/s/ Nelson C. Rising
Nelson C. Rising Chairman of the Board and Chief Executive Officer

CATELLUS DEVELOPMENT CORPORATION, a Delaware corporation				ACCEPTED AND AGREED:

	By:	/s/ Nelson C. Rising		/s/ Vanessa L. Washington
		Nelson C. Rising Chairman of the Board and Chief Executive Officer		Vanessa L. Washington Date signed: June 5, 2005

2

Exhibit A

Appendix B

Tax Protection Policy

This Appendix shall apply if it is determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit, the provision of any severance pay or benefits and the acceleration of exercisability of any stock option, share of restricted stock, restricted stock unit, performance unit or other equity award) to you or for your benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Memorandum or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, share of restricted stock, restricted stock unit, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of being “contingent on a change in the ownership or control” of Catellus, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are collectively referred to as the “Excise Tax”). If the Payments are subject to the Excise Tax and it is determined that the Parachute Value of the Payments (as defined below) exceeds 110% of the Safe Harbor Amount (as defined below), you shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Payments and the Gross-Up Payment retained by you after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on those Payments and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Appendix B, and taking into account any lost or reduced tax deductions you may incur on account of the Gross-Up Payment, shall be equal to the Payments. If it shall be determined that the Parachute Value of the Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to you, and the amount of the Payments otherwise due you shall be reduced to the extent necessary to assure that the Parachute Value of the Payments as calculated for the Payments remaining after such reduction does not exceed the greater of (i) the Safe Harbor Amount or (ii) the amount which yields you the greatest after-tax amount of Payments after taking into account any Excise Tax you must pay with respect to those Payments. To the extent any such reduction to your Payments becomes necessary by reason of the preceding sentence, the reduction shall be applied against the portion of your Payments based upon your Average Salary and Bonus. For the purposes of this Appendix B, (a) “Parachute Value of the Payments” shall mean the present value as of the date of the Change of Control for purposes of Section 280G of the Code of the portion of such Payments that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accountants (as defined below) for purposes of determining whether and to what extent the Excise Tax will apply to such Payments, and (b) “Safe Harbor Amount” shall mean the maximum Parachute Value of the Payments that you can receive without any Payments being subject to the Excise Tax.

(i) All determinations required to be made under this Appendix B, including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment,

and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide you and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from you or the Company that you have received or shall receive a Payment. For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, including (without limitation) the Proposed Treasury Regulations under Section 280G of the Code, provided that the Accountants’ determinations must be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). For the purposes of this Appendix B, the “Accountants” shall mean the Company’s independent certified public accountants serving immediately prior to the Change of Control. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, you may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company.

(ii) For the purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such Excise Tax, such Payments shall be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the actual reduction in federal income taxes which is reasonably expected to result from the deduction of such state and local taxes if paid in such year (determined, however, with regard to limitations on deductions based upon the amount of your adjusted gross income). To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time you are entitled to receive the Payment and in no event shall any Gross-Up Payment be paid later than five days after your receipt of the Accountant’s determination. Any determination by the Accountants shall be binding upon the Company and you.

(iii) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made shall have been an amount less than the Company should have paid pursuant to this Appendix B (the “Underpayment”). Unless the Company elects to exhaust its remedies under clause (v) with respect to the additional Excise Tax on your Payments, the Underpayment shall be promptly paid by the Company to or for your benefit at the time you are required to pay the additional Excise Tax resulting in such Underpayment.

(iv) You and the Company shall each provide the Accountants access to and copies of any books, records and documents in the Company’s or your possession, as the case may be, reasonably requested by the Accountants, and otherwise cooperate with the Accountants in connection with the preparation and issuance of the determination contemplated by this Appendix B.

(v) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company were to notify you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(A) give the Company any information reasonably requested by the Company relating to such claim;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to you;

(C) cooperate with the Company in good faith in order to effectively contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all additional Excise Taxes imposed upon you and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify you for and hold you harmless from, on an after-tax basis, any additional Excise Tax (including interest and penalties with respect thereto) imposed upon you and any Excise Tax or income or employment tax (including interest and penalties with respect thereto) attributable to the Company’s payment of that additional Excise Tax on your behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses. The amounts owed to you by reason of the foregoing shall be paid to you or for your benefit as they become due and payable. Without limiting the foregoing provisions of this paragraph, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at the Company’s sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, the Company shall determine; provided, however, that if the Company were to direct you to pay such claim and sue for a refund, the

Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is attributable in whole or in part to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.